Exhibit 8.4

June 2, 2023

Extra Space Storage Inc.

2795 East Cottonwood Parkway, Suite 300

Salt Lake City, UT 84121

Re:	REIT Tax Opinion

Ladies and Gentlemen:

This firm is tax counsel to Life Storage, Inc., a Maryland corporation (the “Company”), for purposes of furnishing this opinion to you pursuant to Section 8.2(c) of that certain Agreement and Plan of Merger, as amended (the “Merger Agreement”), by and among Extra Space Storage Inc., a Maryland corporation (“Parent”), Extra Space Storage LP, a Delaware limited partnership (“Parent OP”), Eros Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent, Eros OP Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent OP, the Company, and Life Storage LP, a Delaware limited partnership (the “Partnership”). This opinion letter will be filed as an exhibit letter to the Registration Statement on Form S-4 (Registration No. 333-272152) filed with the Securities and Exchange Commission in respect of the Mergers containing the proxy statement/prospectus included as part thereof, as amended or supplemented through the date hereof (the “Registration Statement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

The opinion is given in connection with the transactions contemplated by the Merger Agreement. In rendering the following opinion, we have examined (i) the Amended and Restated Articles of Incorporation of the Company, as amended, the Bylaws of the Company, as amended, (ii) the Merger Agreement, (iii) representations of the Company, the Partnership, and Life Storage Holdings, Inc. (“Holdings”) contained in a representation letter dated as of the date hereof (“Tax Representation Letter”) regarding the manner in which the Company, the Partnership and Holdings have been and will continue to be owned and operated and the composition of the assets owned and the nature of the income of the Company, the Partnership and Holdings, and (iv) such other records, certificates and documents as we have deemed necessary or appropriate for purposes of rendering the opinion set forth herein (collectively, the “Reviewed Documents”).

We have neither independently investigated nor verified any fact set forth in the Reviewed Documents (including, without limitation, any statement or representation in the Tax Representation Letter). We expressly disclaim any intent, undertaking, or obligation to make any such investigation or verification. We assume that the Company has been and will be operated in accordance with applicable laws. In addition, we have relied on certain additional facts and assumptions described below.

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In rendering the opinion set forth herein, we have assumed:

1.

(a) the genuineness of all signatures on documents we have examined, (b) the authenticity of all documents submitted to us as originals, and (c) the conformity of final documents to all documents submitted to us as drafts;

2.	the authority and capacity of the individual or individuals who executed any such documents on behalf of any person;

3.	the accuracy and completeness of all records made available to us;

4.

that (a) all of the representations and statements as to factual matters set forth in the Reviewed Documents (including, without limitation, the Tax Representation Letter) are true, correct, and complete in all material respects as of the date hereof, (b) any representation or statement in the Reviewed Documents (including, without limitation, the Tax Representation Letter) made as a belief or made “to the knowledge of” or similarly qualified is true, correct and complete in all material respects as of the date hereof, without such qualification, (c) each agreement included and described in the Reviewed Documents is valid and binding in accordance with its terms, (d) each of the obligations of the Company and its subsidiaries, as described in the Reviewed Documents (including, without limitation, the Tax Representation Letter), has been or will be performed or satisfied in accordance with its terms, and (e) the conformity to originals of documents submitted to us as copies;

5.

the transactions contemplated by the Merger Agreement will be consummated in accordance with the Merger Agreement (including satisfaction of all pre-closing covenants and conditions to the obligations of the parties without amendment, waiver, or breach thereof);

6.

that the execution and delivery by each party to a document and the performance by such party of its obligations thereunder have been authorized by all necessary measures and do not violate or result in a breach of or default under such party’s articles of incorporation or bylaws or other organizational documents or the laws of such party’s jurisdiction of organization; and

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7.

from and after the date of this letter, that the Company (or the Parent acting, directly or indirectly, on behalf of the Company, will utilize all appropriate “savings provisions” (including the provisions of Sections 856(c)(6), 856(c)(7), and 856(g) of the Code, and the provision included in Section 856(c)(4) of the Code (flush language) allowing for the disposal of assets within 30 days after the close of a calendar quarter, and all available deficiency dividend procedures) available to the Company under the Code in order to correct any violations of the applicable real estate investment trust qualification requirements of Sections 856 and 857 of the Code, to the full extent the remedies under such provisions are available.

Any material variation or difference in the facts from those set forth in the Reviewed Documents (including, in particular, the Tax Representation Letter) may adversely affect the conclusions stated herein.

We have also assumed, without investigation, that all documents, certificates, warranties and covenants on which we have relied in rendering the opinion set forth below and that were given or dated earlier than the date of this letter continue to remain accurate, insofar as relevant to the opinion set forth herein, from such earlier date through and including the date of this letter.

The opinion set forth in this letter are based on relevant current provisions of the Code, Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, applicable legislative history, and the administrative rulings and practices of the Internal Revenue Service (the “IRS”), including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling, all as of the date hereof. These provisions and interpretations are subject to change by the IRS, Congress and the courts (as applicable), which may or may not be retroactive in effect and which might result in material modifications of our opinion. Our opinion does not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary position taken by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue represents counsel’s best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

Based upon and subject to the foregoing, we are of the opinion that:

Commencing with its first taxable year ended December 31, 1995, the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and the present and proposed method of operation of the Company will permit the Company to continue to so qualify for its taxable year that ends at the Company Merger Effective Time.

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We are expressing our opinion only as to the specific matters set forth herein, and we express no opinion on any other U.S. federal, state, local or foreign legal or tax issues.

We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter. This opinion letter has been prepared solely for your use in connection with the transactions contemplated by the Merger Agreement on the date hereof. This opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent. We hereby consent to the filing of this opinion letter as an exhibit to the Form S-4 and to the use of the name of our firm in the Form S-4. In giving this consent, however, we do not admit thereby that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Phillips Lytle LLP

Phillips Lytle LLP